Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Fiscal 2018 Fourth Quarter and Full Year Results; Provides Fiscal 2019 Outlook

•	Reported Revenue Increased 6.4% to $256.0 Million and 18.0% to $1,041.2 Million in Q4 and Fiscal 2018, Respectively

•	Revenue Growth of 2.4% and 1.7%, Pro-forma for Fleet, in Q4 and Fiscal 2018, Respectively

•	GAAP Diluted EPS of $6.34 and Adjusted EPS of $2.58 in Fiscal 2018

•	Net Cash Provided by Operating Activities Increased to $210.1 Million, Debt Pay Down of $209.0 Million in Fiscal 2018

•	Board of Directors Authorizes New $50 Million Share Repurchase Program

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 10, 2018-- Prestige Brands Holdings, Inc. (NYSE:PBH) today reported financial results for its fourth quarter and fiscal year ended March 31, 2018.
“We are pleased with the progress we made against our long term strategies during the year and we finished fiscal 2018 with positive momentum in many key areas of our business. During the fiscal year our leading and diverse brand portfolio continued to grow categories and win market share with consumers while generating meaningful free cash flow. We also completed the integration of the Fleet business, the largest in the company's history, and positioned the brands for long term growth. As we head into fiscal 2019, we see continuing opportunities to position our business for long-term success,” said Ron Lombardi, Chief Executive Officer of Prestige Brands.
Fourth Quarter Fiscal 2018 Ended March 31, 2018
Reported revenues in the fourth quarter of fiscal 2018 increased 6.4% to $256.0 million, compared to $240.7 million in the fourth quarter of fiscal 2017. Revenues for the quarter were driven by solid consumption levels across the Company’s core brands and incremental revenue from the Fleet acquisition.
Gross profit margin in the fourth quarter of fiscal 2018 was 55.2%, compared to 54.1% reported in the fourth quarter of the prior year. Sequentially, gross margin improved from the third quarter 2018 level of 54.6% as the Company made progress in its freight and warehousing initiatives.
Advertising & promotion expense for the fourth quarter of fiscal 2018 was $35.3 million, or 13.8% of sales, compared to $41.5 million, or 17.2% of sales, in the fourth quarter of the prior year. Excluding adjustments related to the Fleet transition and integration, fourth quarter fiscal 2017 advertising and promotion spend was 16.3% of sales. Advertising and promotion spend was in line with expectations but declined on a dollar basis versus the prior year due to the impact of the Fleet acquisition during the fourth quarter 2017.
Reported net loss for the fourth quarter of fiscal 2018 totaled $39.7 million versus the prior year comparable quarter’s net income of $11.1 million. A diluted loss per share of $0.75 for the fourth quarter of fiscal 2018 compared to a $0.21 diluted earnings per share gain in the prior year comparable period. Non-GAAP adjusted net income for the fourth quarter of fiscal 2018 was $33.0 million, an increase of 14.5% from the comparable prior year period’s adjusted net income of $28.8 million. Non-GAAP adjusted earnings per share were $0.62 per share for the fourth quarter of fiscal 2018 compared to $0.54 per share in the prior year comparable period.
Adjustments to net income in the fourth quarter of fiscal 2018 included non-cash tradename impairments of $28.6 million and $70.7 million associated with the Company’s Beano and Comet brands, respectively. These tradename impairments reflect further de-emphasis of these brands and the anticipation of a continued decline in consumer consumption trends.
Adjustments to net income in the fourth quarter of both fiscal 2018 and fiscal 2017 include certain integration, transition, legal and various other costs associated with acquisitions and divestitures and the related income tax effects of the adjustments as well as accelerated amortization of debt origination costs, loss on extinguishment of debt and other additional expense related to refinancing activities.
Fiscal Year Ended March 31, 2018
Reported revenues for the fiscal year 2018 increased 18.0% to $1.041 billion compared to $882.1 million for the fiscal year ended March 31, 2017. Revenues for fiscal 2018 were driven by continued strong consumption levels across the Company’s legacy brands and $175.4 million of incremental revenue from the Fleet acquisition, which was partially offset by the divestitures of certain non-core brands during fiscal 2017.
Reported gross profit margin in fiscal 2018 was 55.4% compared to 56.7% for fiscal 2017. The gross profit margin year-over-year change was primarily due to the addition of the higher growth Fleet portfolio and higher freight and warehouse costs realized in second half of fiscal 2018.
Advertising & promotion expense for fiscal 2018 was $147.3 million, or 14.1% of sales, compared to $128.4 million, or 14.6% of sales, in the prior year. Increased dollar investments in advertising and promotion expense versus fiscal 2017 were attributable to the Company’s long-term brand building strategy.
Reported net income for the fiscal year 2018 totaled $339.6 million, versus the prior year comparable period net income of $69.4 million. Diluted earnings per share were $6.34 for the fiscal year 2018 compared to $1.30 per share in the prior year comparable period. Non-GAAP adjusted net income for fiscal 2018 was $138.3 million, an increase over the prior year period’s adjusted net income of $126.6 million. Non-GAAP adjusted earnings per share were $2.58 per share for fiscal 2018 compared to $2.37 per share in fiscal 2017.
Adjustments to net income in both fiscal 2018 and fiscal 2017 include certain integration, transition, legal and various other costs associated with acquisitions and divestitures and the related income tax effects of the adjustments as well as accelerated amortization of debt origination costs, loss on extinguishment of debt related and other additional expense related to refinancing activities.
Adjustments to net income in fiscal 2018 included income tax adjustments related to the domestic Tax Cuts and Jobs Act, a tax adjustment associated with an acquisition and tradename impairment associated with the Company’s Beano and Comet brands discussed above.
Adjustments to net income in fiscal 2017 also included non-cash costs related to divestiture of certain non-core brands.
Free Cash Flow and Balance Sheet
The Company's net cash provided by operating activities for the fiscal year 2018 increased to $210.1 million from $148.7 million versus in prior fiscal year due to continued strong cash conversion in the legacy business and incremental cash flow related to the Fleet acquisition, partially offset by the loss of cash flow from divested brands.
Non-GAAP adjusted free cash flow in fiscal 2018 increased to $208.1 million from $196.9 million in the prior year.
The Company's net debt position as of March 31, 2018 was approximately $2.0 billion, reflecting debt repayments of $209.0 million during the fiscal year. At March 31, 2018, the Company's covenant-defined leverage ratio declined to 5.2x.
Segment Review
North American OTC Healthcare: Segment revenues totaled $212.1 million for the fourth quarter of fiscal 2018, 6.6% higher than the prior year comparable quarter's revenues of $199.0 million. The fourth quarter fiscal 2018 increase was driven by revenues from the acquisition of Fleet as well as consumption growth in the Company’s core OTC brands.
For the fiscal 2018 year, reported revenues for the North American OTC segment were $868.9 million, an increase of 20.5% compared to $720.8 million in the prior year. The increase was driven by revenues from the acquisition of Fleet as well as consumption growth in the Company’s core OTC brands.
International OTC Healthcare: Segment fiscal fourth quarter 2018 revenues totaled $24.1 million, 19.0% higher than the $20.2 million reported in the prior year comparable period. Fourth quarter revenues included incremental revenues from the Fleet acquisition, as well as continued growth of the Company’s Care brand portfolio in Australia.
For the current fiscal year, reported revenues for the International OTC Healthcare segment were $91.7 million, an increase of 25.0% over the prior year's revenues of $73.3 million. Revenues for the International OTC Healthcare segment were impacted by favorable consumption levels as well as revenues from the Fleet acquisition.
Household Cleaning: Segment revenues totaled $19.8 million for the fourth quarter of fiscal 2018 compared with fourth quarter fiscal 2017 revenues of $21.4 million, a decrease of 7.4%. Reported revenues for the Household Cleaning segment were $80.6 million for fiscal 2018, a decrease of 8.3% over prior year revenues of $87.9 million due to continued declines in consumer usage trends in Comet’s core categories.

Share Repurchase Program
The Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s issued and outstanding common stock.  Under the authorization, the Company may purchase common stock through May, 2019 utilizing one or more open market transactions, transactions structured through investment banking institutions, in privately-negotiated transactions or otherwise, by direct purchases of common stock or a combination of the foregoing in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

The timing of the purchases and the amount of stock repurchased is subject to the Company's discretion and will depend on market and business conditions, applicable legal and credit requirements and other corporate considerations including the Company’s historical strategy of pursuing accretive acquisitions and deleveraging.

Commentary and Outlook for Fiscal 2019
Ron Lombardi, CEO, stated, “Our fiscal 2018 performance is proof that our long-term strategy of brand building continues to drive market share gains and strong cash flow. In our first full year of Fleet ownership, we achieved pro-forma sales growth of nearly 2% as we continued to grow categories and increase market share along with generating over $205 million of free cash flow. Against a challenging retail backdrop we are encouraged by this performance and believe it sets a positive stage for the upcoming fiscal year.”
“For fiscal 2019, we anticipate continued strong cash generation and top-line growth driven by our well-positioned and diversified portfolio of leading brands. We expect our portfolio consumption rate to be in our long-term target range, although we anticipate our top-line performance to be below our long-term outlook largely attributable to expected retailer inventory reduction efforts and a positive restaging of our BC/Goody’s brand packaging. In addition to brand-building investments, improvements surrounding our freight and warehousing costs remain a priority and we expect to build on progress made in Q4. Finally, we will continue to create value for shareholders through a disciplined capital allocation approach as evidenced by todays stock repurchase announcement.”
“We have evolved and strengthened our portfolio, and remain confident in the long-term top- and bottom-line growth prospects for our business driven by our three-pillar strategy,” Mr. Lombardi concluded.

Fiscal 2019 Full-Year Outlook
Revenues	$1,046 to $1,056 million
Revenue Growth Percentage	0.5% to 1.5%
E.P.S.	$2.96 to $3.04
Free Cash Flow	$215 million or more

Fiscal Q4 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its fourth quarter results today, May 10, 2018 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 5359399. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations.
Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 5359399.
Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, earnings per share and free cash flow, the Company’s ability to win market share and increase consumption, the Company's ability to improve freight and warehousing costs, and the Company’s ability to position itself for long-term success. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2017 and the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2017 and other periodic reports filed with the Securities and Exchange Commission.
About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter healthcare products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's® NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Beano® gas prevention, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigebrands.com.

Prestige Brands Holdings, Inc.
Consolidated Statement of Income (Loss) and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2018	2017	2018	2017
Revenues
Net sales	$255,853	$240,594	$1,040,792	$881,113
Other revenues	112	76	387	947
Total revenues	255,965	240,670	1,041,179	882,060

Cost of Sales
Cost of sales excluding depreciation	113,609	110,046	459,676	381,333
Cost of sales depreciation	1,099	441	4,998	441
Cost of sales	114,708	110,487	464,674	381,774
Gross profit	141,257	130,183	576,505	500,286

Operating Expenses
Advertising and promotion	35,319	41,450	147,286	128,359
General and administrative	21,891	28,760	85,001	89,143
Depreciation and amortization	6,946	6,651	28,428	25,351
Loss on divestitures	—	268	—	51,820
Tradename impairment	99,924	—	99,924	—
Total operating expenses	164,080	77,129	360,639	294,673
Operating (loss) income	(22,823)	53,054	215,866	205,613

Other (income) expense
Interest income	(115)	(54)	(388)	(203)
Interest expense	26,953	32,886	106,267	93,546
Loss on extinguishment of debt	2,901	1,420	2,901	1,420
Total other expense	29,739	34,252	108,780	94,763
(Loss) income before income taxes	(52,562)	18,802	107,086	110,850
(Benefit) provision for income taxes	(12,875)	7,712	(232,484)	41,455
Net (loss) income	$(39,687)	$11,090	$339,570	$69,395

(Loss) earnings per share:
Basic	$(0.75)	$0.21	$6.40	$1.31
Diluted	$(0.75)	$0.21	$6.34	$1.30

Weighted average shares outstanding:
Basic	53,131	53,009	53,099	52,976
Diluted	53,131	53,419	53,526	53,362

Comprehensive income (loss), net of tax:
Currency translation adjustments	(2,625)	9,282	5,702	(2,575)
Unrecognized net gain (loss) on pension plans	1,334	(252)	1,335	(252)
Total other comprehensive (loss) income	(1,291)	9,030	7,037	(2,827)
Comprehensive (loss) income	$(40,978)	$20,120	$346,607	$66,568

Prestige Brands Holdings, Inc.
Consolidated Balance Sheet
(Unaudited)

(In thousands)	March 31,
Assets	2018	2017
Current assets
Cash and cash equivalents	$32,548	$41,855
Accounts receivable, net of allowance of $12,734 and $13,010, respectively	140,881	136,742
Inventories	118,547	115,609
Deferred income tax assets	26	—
Prepaid expenses and other current assets	11,475	40,228
Total current assets	303,477	334,434

Property, plant and equipment, net	52,552	50,595
Goodwill	620,098	615,252
Intangible assets, net	2,780,916	2,903,613
Other long-term assets	3,569	7,454
Total Assets	$3,760,612	$3,911,348

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$61,390	$70,218
Accrued interest payable	9,708	8,130
Other accrued liabilities	52,101	83,661
Total current liabilities	123,199	162,009

Long-term debt
Principal amount	2,013,000	2,222,000
Less unamortized debt costs	(20,048)	(28,268)
Long-term debt, net	1,992,952	2,193,732

Deferred income tax liabilities	442,518	715,086
Other long-term liabilities	23,333	17,972
Total Liabilities	2,582,002	3,088,799

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued – 53,396 shares at March 31, 2018 and 53,287 shares at March 31, 2017	534	533
Additional paid-in capital	468,783	458,255
Treasury stock, at cost – 353 shares at March 31, 2018 and 332 at March 31, 2017	(7,669)	(6,594)
Accumulated other comprehensive loss, net of tax	(19,315)	(26,352)
Retained earnings	736,277	396,707
Total Stockholders' Equity	1,178,610	822,549
Total Liabilities and Stockholders' Equity	$3,760,612	$3,911,348

Prestige Brands Holdings, Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2018	2017
Operating Activities
Net income	$339,570	$69,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,426	25,792
Loss on divestitures	—	51,820
Loss (gain) on sale or disposal of property and equipment	1,568	573
Deferred income taxes	(269,086)	(5,778)
Long term income taxes payable	—	581
Amortization of debt origination costs	6,742	8,633
Excess tax benefits from share-based awards	—	900
Stock-based compensation costs	8,909	8,148
Loss on extinguishment of debt	2,901	1,420
Impairment loss	99,924	—
Lease termination costs	214	524
Other non-cash items	1,704	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(5,043)	(18,938)
Inventories	(2,482)	(10,262)
Prepaid expenses and other assets	33,721	(1,996)
Accounts payable	(10,028)	21,447
Accrued liabilities	(31,495)	2,413
Pension and deferred compensation contribution	(435)	(6,000)
Net cash provided by operating activities	210,110	148,672

Investing Activities
Purchases of property, plant and equipment	(12,532)	(2,977)
Proceeds from divestitures	—	110,717
Proceeds from the sale of property, plant and equipment	—	85
Proceeds from working capital arbitration settlement	—	1,419
Acquisition of C.B. Fleet, less cash acquired	—	(803,839)
Acquisition of Fleet escrow receipt	970	—
Net cash used in investing activities	(11,562)	(694,595)

Financing Activities
Proceeds from issuance of 2016 Senior Notes	250,000	—
Proceeds from issuance of Term Loan	—	1,427,000
Term Loan repayments	(444,000)	(862,500)
Borrowings under revolving credit agreement	30,000	110,000
Repayments under revolving credit agreement	(45,000)	(105,000)
Payments of debt origination costs	(500)	(11,140)
Proceeds from exercise of stock options	1,620	4,028
Fair value of shares surrendered as payment of tax withholding	(1,075)	(1,431)
Net cash (used in) provided by financing activities	(208,955)	560,957

Effects of exchange rate changes on cash and cash equivalents	1,100	(409)
(Decrease) increase in cash and cash equivalents	(9,307)	14,625
Cash and cash equivalents - beginning of year	41,855	27,230
Cash and cash equivalents - end of year	$32,548	$41,855

Interest paid	$98,572	$85,209
Income taxes paid	$24,440	$47,999

Prestige Brands Holdings, Inc.
Consolidated Statement of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$212,062	$24,086	$19,817	$255,965
Cost of sales	88,449	10,487	15,772	114,708
Gross profit	123,613	13,599	4,045	141,257
Advertising and promotion	30,392	4,440	487	35,319
Contribution margin	$93,221	$9,159	$3,558	105,938
Other operating expenses**				128,761
Operating loss				(22,823)
Other expense				29,739
Loss before income taxes				(52,562)
Provision for income taxes				(12,875)
Net loss				$(39,687)
*Intersegment revenues of $2.1 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended March 31, 2018 includes a tradename impairment charge of $99.9 million.

	Year Ended March 31, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$868,874	$91,658	$80,647	$1,041,179
Cost of sales	357,298	40,244	67,132	464,674
Gross profit	511,576	51,414	13,515	576,505
Advertising and promotion	129,058	16,267	1,961	147,286
Contribution margin	$382,518	$35,147	$11,554	429,219
Other operating expenses**				213,353
Operating income				215,866
Other expense				108,780
Income before income taxes				107,086
Benefit for income taxes				(232,484)
Net income				$339,570
*Intersegment revenues of $7.7 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the year ended March 31, 2018 includes a tradename impairment charge of $99.9 million.

	Three Months Ended March 31, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$199,024	$20,237	$21,409	$240,670
Cost of sales	84,736	9,067	16,684	110,487
Gross profit	114,288	11,170	4,725	130,183
Advertising and promotion	35,814	4,564	1,072	41,450
Contribution margin	$78,474	$6,606	$3,653	88,733
Other operating expenses				35,679
Operating income				53,054
Other expense				34,252
Income before income taxes				18,802
Provision for income taxes				7,712
Net income				$11,090
*Intersegment revenues of $2.0 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$720,824	$73,304	$87,932	$882,060
Cost of sales	282,750	30,789	68,235	381,774
Gross profit	438,074	42,515	19,697	500,286
Advertising and promotion	112,465	13,434	2,460	128,359
Contribution margin	$325,609	$29,081	$17,237	371,927
Other operating expenses**				166,314
Operating income				205,613
Other expense				94,763
Income before income taxes				110,850
Provision for income taxes				41,455
Net income				$69,395
* Intersegment revenues of $4.2 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the year ended March 31, 2017 includes a pre-tax net loss of $51.8 million related to divestitures. These divestitures include Pediacare®, New Skin®, Fiber Choice®, e.p.t®, Dermoplast®, and license rights in certain geographic areas pertaining to Comet. The assets and corresponding contribution margin associated with the pre-tax net loss on divestitures related to Pediacare®, New Skin®, Fiber Choice®, e.p.t® and Dermoplast® are included within the North American OTC Healthcare segment, while the pre-tax gain on sale of license rights related to Comet are included in the Household Cleaning segment.

About Non-GAAP Financial Measures
We have pursued various strategic initiatives and completed a number of acquisitions in recent years that have resulted in revenues that would not have otherwise been recognized. The frequency and the amount of such revenues vary significantly based on the size, timing and complexity of the transaction. In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Proforma Revenues , Non-GAAP Proforma Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted Advertising and Promotion Expense, Non-GAAP Adjusted Advertising and Promotion Expense Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•	Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with products acquired or divested in the periods presented.

•	Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.

•	Non-GAAP Proforma Revenues: Non-GAAP Organic Revenues plus revenues associated with acquisitions.

•	Non-GAAP Proforma Revenue Growth Percentage: Calculated as the change in Non-GAAP Proforma Revenues from prior year divided by prior year Non-GAAP Proforma Revenues.

•	Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus inventory step-up charges and certain integration, transition and other acquisition related costs.

•	Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.

•	Non-GAAP Adjusted Advertising and Promotion Expense: GAAP Advertising and Promotion expenses minus certain integration, transition and other acquisition related costs.

•	Non-GAAP Adjusted Advertising and Promotion Expense Percentage: Calculated as Non-GAAP Adjusted Advertising and Promotion expense divided by GAAP Total Revenues.

•
Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain integration, transition and other acquisition related costs and divestiture costs and tax adjustment associated with acquisitions.

•	Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income (Loss) less interest expense (income), income taxes provision (benefit), and depreciation and amortization.

•	Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less inventory step-up charges, certain integration, transition and other acquisition related costs, divestiture costs, tradename impairment, tax adjustment associated with acquisitions, loss on extinguishment of debt, and (gain) loss on divestitures.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before inventory step-up charges, certain integration, transition and other acquisition related costs, divestiture costs, tax adjustment associated with acquisitions, accelerated amortization of debt origination costs, additional interest expense as a result of term loan debt refinancing, tradename impairment, loss on extinguishment of debt, (gain) loss on divestitures, applicable tax impact associated with these items and normalized tax rate adjustment.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•
Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for integration, transition, and other costs associated with acquisitions and divestitures, additional expense as a result of Term Loan debt refinancing, pension contribution, and additional income tax payments associated with divestitures.

•	Net Debt: Calculated as total principal amount of debt outstanding ($2,013,000 at March 31, 2018) less cash and cash equivalents ($32,548 at March 31, 2018). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and Non-GAAP Proforma Revenues and related growth percentages:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
(In thousands)
GAAP Total Revenues	$255,965	$240,670	$1,041,179	$882,060
Revenue Growth	6.4%		18.0%
Adjustments:
Revenues associated with acquisitions (1)	(14,699)	—	(175,391)	—
Revenues associated with divested brands (2)	—	(116)	—	(23,021)
Non-GAAP Organic Revenues	241,266	240,554	865,788	859,039
Non-GAAP Organic Revenues Growth	0.3%		0.8%

Non-GAAP Organic Revenues	$241,266	$240,554	$865,788	$859,039
Revenues associated with acquisitions (3)	14,699	9,464	175,391	164,966
Non-GAAP Proforma Revenues	$255,965	$250,018	$1,041,179	$1,024,005
Non-GAAP Proforma Revenue Growth	2.4%		1.7%
(1) Revenues of our Fleet acquisition are excluded in 2018 for the comparable period that we did not own them in 2017 for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North American and International OTC Healthcare segments.
(2) Revenues of our divested brands have been excluded from the current year and the prior year for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North American OTC Healthcare segment and our Household Cleaning segment.
(3) Revenues of our Fleet acquisition are included for purposes of calculating Non-GAAP proforma revenues. These revenue adjustments relate to our North American and International OTC Healthcare segments.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
(In thousands)
GAAP Total Revenues	$255,965	$240,670	$1,041,179	$882,060

GAAP Gross Profit	$141,257	$130,183	$576,505	$500,286
Adjustments:
Inventory step-up charges and other costs associated with acquisitions (1)	—	1,664	—	1,664
Integration, transition and other costs associated with acquisitions(2)	—	1,367	3,719	1,367
Total adjustments	—	3,031	3,719	3,031
Non-GAAP Adjusted Gross Margin	$141,257	$133,214	$580,224	$503,317
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	55.2%	55.4%	55.7%	57.1%
(1) Inventory step-up charges relate to our North American and International OTC Healthcare segments.
(2) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs.

Reconciliation of GAAP Advertising and Promotion Expense and related GAAP Advertising and Promotion Expense percentage to Non-GAAP Adjusted Advertising and Promotion Expense and related Non-GAAP Adjusted Advertising and Promotion Expense percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
(In thousands)
GAAP Advertising and Promotion Expense	$35,319	$41,450	$147,286	$128,359
GAAP Advertising and Promotion Expense as a Percentage of GAAP Total Revenue	13.8%	17.2%	14.1%	14.6%
Adjustments:
Integration, transition and other costs associated with acquisitions (1)	—	2,242	(192)	2,242
Total adjustments	—	2,242	(192)	2,242
Non-GAAP Adjusted Advertising and Promotion Expense	$35,319	$39,208	$147,478	$126,117
Non-GAAP Adjusted Advertising and Promotion Expense as a Percentage of GAAP Total Revenues	13.8%	16.3%	14.2%	14.3%
(1) Acquisition related items represent costs related to integrating the advertising agencies of the recently acquired businesses.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
(In thousands)
GAAP General and Administrative Expense	$21,891	$28,760	$85,001	$89,143
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	8.6%	11.9%	8.2%	10.1%
Adjustments:
Integration, transition and other costs associated with acquisitions and divestitures (1)	124	9,187	2,001	16,015
Tax adjustment associated with acquisitions	—	—	704	—
Total adjustments	124	9,187	2,705	16,015
Non-GAAP Adjusted General and Administrative Expense	$21,767	$19,573	$82,296	$73,128
Non-GAAP Adjusted General and Administrative Expense as a Percentage of GAAP Total Revenues	8.5%	8.1%	7.9%	8.3%
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
(In thousands)
GAAP Net Income (Loss)	$(39,687)	$11,090	$339,570	$69,395
Interest expense, net	26,838	32,832	105,879	93,343
Provision (benefit) for income taxes	(12,875)	7,712	(232,484)	41,455
Depreciation and amortization	8,045	7,092	33,426	25,792
Non-GAAP EBITDA	(17,679)	58,726	246,391	229,985
Non-GAAP EBITDA Margin	(6.9)%	24.4%	23.7%	26.1%
Adjustments:
Inventory step-up charges and other costs associated with acquisitions(1)	—	1,664	—	1,664
Integration, transition and other costs associated with acquisitions and divestitures in Cost of Goods Sold (2)	—	1,367	3,719	1,367
Integration, transition and other costs associated with acquisitions and divestitures in Advertising and Promotion Expense(2)	—	2,242	(192)	2,242
Integration, transition and other costs associated with acquisitions and divestitures in General and Administrative Expense(2)	124	9,187	2,001	16,015
Tradename impairment	99,924	—	99,924	—
Tax adjustment associated with acquisitions	—	—	704	-
Loss on extinguishment of debt	2,901	1,420	2,901	1,420
Loss on divestitures	—	268	—	51,820
Total adjustments	102,949	16,148	109,057	74,528
Non-GAAP Adjusted EBITDA	$85,270	$74,874	$355,448	$304,513
Non-GAAP Adjusted EBITDA Margin	33.3%	31.1%	34.1%	34.5%
(1) Inventory step-up charges relate to our North American and International OTC Healthcare segments.

(2) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2018	2018 Adjusted EPS	2017	2017 Adjusted EPS	2018	2018 Adjusted EPS	2017	2017 Adjusted EPS
(In thousands)
GAAP Net Income (Loss)(1)	$(39,687)	$(0.74)	$11,090	$0.21	$339,570	$6.34	$69,395	$1.30
Adjustments:
Inventory step-up charges and other costs associated with acquisitions(2)	—	—	1,664	0.03	—	—	1,664	0.03
Integration, transition and other costs associated with acquisitions and divestitures in Cost of Goods Sold (3)	—	—	1,367	0.03	3,719	0.07	1,367	0.03
Integration, transition and other costs associated with acquisitions and divestitures in Advertising and Promotion Expense(3)	—	—	2,242	0.04	(192)	—	2,242	0.04
Integration, transition and other costs associated with acquisitions and divestitures in General and Administrative Expense (3)	124	—	9,187	0.17	2,001	0.04	16,015	0.30
Tax adjustment associated with acquisitions in General and Administrative Expense	—	—	—	—	704	0.01	—	—
Accelerated amortization of debt origination costs	392	0.01	575	0.01	392	0.01	1,706	0.03
Additional expense as a result of Term Loan debt refinancing	270	—	9,184	0.17	270	—	9,184	0.17
Tradename impairment	99,924	1.87	—	—	99,924	1.87	—	—
Loss on extinguishment of debt	2,901	0.05	1,420	0.03	2,901	0.05	1,420	0.03
Loss on divestitures	—	—	268	0.01	—	—	51,820	0.97
Tax impact of adjustments (4)	(36,574)	(0.68)	(9,438)	(0.18)	(38,804)	(0.72)	(28,024)	(0.53)
Normalized tax rate adjustment (5)	5,679	0.11	1,278	0.02	(272,201)	(5.09)	(199)	—
Total adjustments	72,716	1.36	17,747	0.33	(201,286)	(3.76)	57,195	1.07
Non-GAAP Adjusted Net Income and Adjusted EPS	$33,029	$0.62	$28,837	$0.54	$138,284	$2.58	$126,590	$2.37
(1) Reported GAAP is calculated using diluted shares outstanding. Diluted shares outstanding for the three months ended March 31, 2018 are 53,512.
(2) Inventory step-up charges relate to our North American and International OTC Healthcare segments.
(3) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.
(4) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(5) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
(In thousands)
GAAP Net Income (Loss)	$(39,687)	$11,090	$339,570	$69,395
Adjustments:
Adjustments to reconcile net income (loss) to net cash provided by operating activities as shown in the Statement of Cash Flows	103,215	21,447	(113,698)	92,613
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	(9,090)	(25,013)	(15,762)	(13,336)
Total adjustments	94,125	(3,566)	(129,460)	79,277
GAAP Net cash provided by operating activities	54,438	7,524	210,110	148,672
Purchases of property and equipment	(2,876)	(1,042)	(12,532)	(2,977)
Non-GAAP Free Cash Flow	51,562	6,482	197,578	145,695
Integration, transition and other payments associated with acquisitions and divestitures (1)	221	8,304	10,358	10,448
Additional expense as a result of Term Loan debt refinancing	182	9,184	182	9,184
Pension contribution	—	6,000	—	6,000
Additional income tax payments associated with divestitures	—	16,956	—	25,545
Non-GAAP Adjusted Free Cash Flow	$51,965	$46,926	$208,118	$196,872
(1) Acquisition related items represent costs related to integrating recently acquired businesses, including (but not limited to) costs to exit or convert contractual obligations, severance, information system conversion and consulting costs, and certain costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2019:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2019 Projected Free Cash Flow
(In millions)
Projected FY'19 GAAP Net cash provided by operating activities	$228
Additions to property and equipment for cash	(13)
Projected Non-GAAP Free Cash Flow	$215